Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RLI Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-01637, 333-28625, 333-75251, 333-117714, 333-124450, 333-125354, and 333-166614) on Form S-8 and registration statement (No. 333-185534) on Form S-3 of RLI Corp. of our report dated February 27, 2014, with respect to the consolidated balance sheets of RLI Corp. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of earnings and comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of RLI Corp.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2014

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